Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

For Immediate Release

Rollins Inc. to Participate in the 10th Annual Credit Suisse Global Services Conference

Atlanta, GA, February 20, 2008 -- Rollins, Inc. (NYSE: ROL) announced today that the company will participate in the 10th Annual Credit Suisse Global Services Conference, to be held February 24-27, 2008 at the Arizona Biltmore in Phoenix, Arizona.

Gary W. Rollins, Chief Executive Officer, President and Chief Operating Officer, and Harry J. Cynkus, Chief Financial Officer and Treasurer will make a presentation on Tuesday, February 26, 2008 at 1:30 p.m. MST. The presentation will provide a corporate overview, highlight the services that Rollins, Inc. provides and discuss the most recent published financial results.

About Rollins

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

About Credit Suisse Group:

Credit Suisse Group is leading global financial services company headquartered in Zurich. As an integrated global bank, Credit Suisse provides its clients with investment banking, private banking and asset management services worldwide. Founded in 1856, Credit Suisse has a long tradition of meeting complex financial needs of a wide range of clients. It provides companies, institutional clients and high-net-worth private clients globally, as well as retail clients in Switzerland, with advisory services, comprehensive solutions and innovative products. Credit Suisse is active in over 50 countries and employs approximately 48,000 people from over 100 different nationalities. Credit Suisse Group’s registered shares (CSGN) are listed in Switzerland and, in the form of American Depositary Shares (CS), in New York. You can learn more about the Credit Suisse Group by visiting their Web site at http://www.credit-suisse.com.